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                                                                     Exhibit m.1

                               DISTRIBUTION PLAN
                               -----------------

                 (as amended and restated as of April 14, 1997)
                 ----------------------------------------------


     This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), by the Fahnestock Funds, a business trust created under the laws of the Commonwealth of Massachusetts (the "Trust"), subject to the following terms and conditions:

     Section 1.  Reimbursement of Expenses.
                 -------------------------

     The Trust will reimburse the distributor of its shares, Fahnestock & Co. Inc., a New York corporation ("Fahnestock"), for certain expenses incurred by Fahnestock in connection with the offering and sale of Class A shares of beneficial interest ("Class A Shares") of the Hudson Capital Appriciation series of the Trust's shares (the "Fund"). The Trust may reimburse Fahnestock for distribution expenses at an annual rate not exceeding .50% of the average daily net value of those assets in the Fund which are represented by Class A Shares and which have been continuously included in its portfolio for four (4) years or less; no reimbursement for distribution expenses will be payable during the fiscal year of the Fund with respect to the portion of its assets represented by Class A Shares which has been continuously included in its portfolio for more than four (4) years, as measured by the net asset value of all Class A Shares of the Fund which have been continuously outstanding for a period of four (4) years or more as of the last day of its preceding fiscal year. Distribution expenses incurred in a year in excess of .50% of the daily net asset value of those assets in the Fund which are represented by Class A Shares and which have been included in its portfolio for a period of four (4) years or less may be carried forward and sought to be reimbursed in future years. Interest at the prevailing broker loan rate may be charged to the Trust on behalf of the Fund on any expenses carried forward.

     Section 2.  Expenses Covered by the Plan.
                 ----------------------------

     The Trust may reimburse Fahnestock under Section 1 of the Plan for any expenses primarily intended to result in the sale of the Fund's Class A Shares, including, but not limited to: (a) the continuing compensation to Fahnestock's account representatives and others who engage in or support distribution of Class A Shares; (b) payments to persons who service Class A shareholder accounts, including, but not limited to, answering routine inquiries regarding the Trust or the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agent;
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(c) costs relating to the formation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective Class A shareholders of the Fund; (e) costs involved in preparing, printing and distributing sales literature pertaining to Class A Shares; and (f) costs involved in obtaining whatever information analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable with respect to the Funds.

     Section 3.  Approval by Shareholders.
                 ------------------------

     The Plan will not take effect, and no fee will be payable in accordance with Section 1 of this Plan with respect to the Fund, until the Plan has been approved by a vote of at least a majority of the outstanding Class A voting securities of that Fund. Except as otherwise provided or under applicable law, the Plan will be deemed to have been approved with respect to the Fund so long as a majority of the outstanding Class A voting securities of the Fund votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class of the Fund, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Trust.

     Section 4.  Approval by Trustees.
                 --------------------

     Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

     Section 5.  Continuation of the Plan.
                 ------------------------

     The Plan will continue in effect until December 20, 1991 and thereafter for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4 above.

     Section 6.  Termination.
                 -----------

     The Plan may be terminated with respect to the Fund at any time without penalty by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding Class A voting securities of the Fund. The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in
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accordance with this Section 6, or not continued in accordance with Section 5, with respect to any other Fund.

     Section 7.  Amendments.
                 ----------

     The Plan may not be amended so as to increase materially the amount of the fee described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding Class A voting securities of the Fund involved. In addition, no material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 4 above.

     Section 8.  Selection of Certain Trustees.
                 -----------------------------

     While the Plan is in effect, the selection and nomination of the Fund's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust or the Fund.

     Section 9.  Written Reports.
                 ---------------

     In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule which set out the amounts expended under the Plan with respect to the Fund and purposes for which those expenditures were made.

     Section 10.  Preservation of Materials.
                  -------------------------

     The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     Section 11.  Meanings of Certain Terms.
                  -------------------------

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.
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     IN WITNESS WHEREOF, the Trust has adopted the Plan as of December 20, 1990 and amended it as of April 14, 1997.

                                        THE FAHNESTOCK FUNDS



                                    By: /s/ Albert G. Lowenthal
                                        -------------------------------
                                        Albert G. Lowenthal, President